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EXHIBIT 99.5(o)

Addendum to Portfolio Management Agreement
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                ADDENDUM TO THE PORTFOLIO MANAGEMENT AGREEMENT

     The Portfolio Management Agreement ("Agreement") made the 15th day of November, 1994, between Pacific Mutual Life Insurance Company ("Pacific Mutual"), a life insurance company domiciled in California, Pacific Investment Management Company, ("PIMCO", "Portfolio Manager"), a Delaware general partnership, and Pacific Select Fund (the "Fund"), a Massachusetts Business Trust, is hereby amended as set forth in this Addendum to the Portfolio Management Agreement, which is dated as of January 1, 1997.

     WHEREAS, the Fund is registered with the Securities and Exchange Commission as an open-end management investment company;

     WHEREAS, the Fund offers shares in several Portfolios, two of which are designated the Managed Bond Portfolio and the Government Securities Portfolio (referred to as "Series" in the Agreement and hereinafter referred to as "Portfolios");

     WHEREAS, pursuant to the Agreement, Pacific Mutual and the Fund have appointed PIMCO as Portfolio Manager to the Portfolios and PIMCO has accepted such appointment;

     WHEREAS, Pacific Mutual, PIMCO, and the Fund desire to amend Section 4 of the Portfolio Management Agreement;

     NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed among Pacific Mutual, PIMCO, and the Fund that Section 4 of the Agreement be amended to read as follows:

          4.   Compensation.  For the services provided and the expenses borne
               ------------
by the Portfolio Manager pursuant to this Agreement, the Adviser will pay to the Portfolio Manager a fee based on the aggregate average daily net assets of the Managed Bond Portfolio and the Government Securities Portfolio, at an annual rate equal to .50% of the Portfolios' aggregate average daily net assets on the first $25 million, .375% of the Portfolios' aggregate average daily net assets on the next $25 million, and .25% of the Portfolios' aggregate average daily net assets in excess of $50 million. This fee shall be computed and accrued daily and payable monthly.

     This Addendum shall take effect on January 1, 1997, provided it has been approved by the requisite shareholder vote pursuant to the Investment Company Act of 1940.
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     IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed as of the date first indicated above.

                                   PACIFIC MUTUAL LIFE INSURANCE

/s/ Audrey L. Milfs                By:  /s/ Thomas C. Sutton
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Attest                             Title: Chairman of the Board,
Title: Secretary                          Director and Chief Executive Officer


                                   PACIFIC INVESTMENT MANAGEMENT COMPANY

/s/ David C. Hinman                By:   /s/  Jim Muzzy
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Attest                             Title: Managing Director
Title: Account Manager


                                   PACIFIC SELECT FUND

/s/ Audrey L. Milfs                By:   /s/ Thomas C. Sutton
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Attest                             Title: President
Title: Secretary